Exhibit 21.1

REGISTRANT’S SUBSIDIARIES

Following is a list of the Registrant’s subsidiaries and the state of incorporation or other jurisdiction.

Name of Subsidiary	State of Incorporation or Other Jurisdiction

Ameris Bank	State of Georgia
Ameris Statutory Trust I	State of Delaware
Ameris Sub Holding Company, Inc.	State of Delaware
Moultrie Real Estate Holdings, Inc.	State of Delaware
Quitman Real Estate Holdings, Inc.	State of Delaware
Thomas Real Estate Holdings, Inc.	State of Delaware
Citizens Real Estate Holdings, Inc.	State of Delaware
Cairo Real Estate Holdings, Inc.	State of Delaware
Southland Real Estate Holdings, Inc.	State of Alabama
Cordele Real Estate Holdings, Inc.	State of Delaware
First National Real Estate Holdings, Inc.	State of Delaware
M&F Real Estate Holdings, Inc.	State of Delaware
Tri-County Real Estate Holdings, Inc.	State of Delaware
Citizens Bancshares, Inc.	State of Florida
First National Banc Statutory Trust I	State of Delaware

Each subsidiary conducts business under the name listed above.